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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

Back Yard Burgers, Inc., a Delaware corporation, has three wholly-owned subsidiaries:

(1) Little Rock Back Yard Burgers, Inc., a Delaware corporation, which owns and operates Back Yard Burger restaurants in the Central Arkansas area;

(2) Atlanta Burgers BYB Corporation, a Delaware corporation, which is inactive; and

(3) BYB Properties, Inc., a Delaware corporation, which operates in Delaware and has the rights to the company's trademarks.